EXHIBIT 2.1

LETTER OF INTENT

This Letter of Intent (“LOI”) has been signed on August 8, 2008 in Ankara.

BETWEEN

1.

Toreador Turkey Limited, a company established and operating under the laws of Cayman Islands, with registered office at M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands duly represented for the signature of this present by Mr. Roy Barker, under provision of attached Power of Attorney issued by Toreador Turkey Limited.

2.

Toreador Turkey Limited, Ankara Turkey Branch, a company established and operating under the laws of Turkey, with registered office in Cinnah Caddesi Göreme Sokak No:1/3 Kavaklıdere, Ankara, Turkey duly represented for the signature of this present by Mr. Roy Barker;

Toreador Turkey Limited and Toreador Turkey Limited, Ankara Turkey Branch shall be hereinafter collectively referred to as “Toreador”.

AND

3.

PETROL OFISI AS, a company established and operating under the laws of Turkey, with registered office in Istanbul, Turkey ,duly represented by the signature of Mr. Melih Türker (hereinafter shall be referred to as “PO”);

Toreador and PO shall be collectively referred to as the “Parties” and individually as a “Party”.

Definitions

“Assignment Agreement” shall mean the agreement to be signed by the Parties whereby the Parties agree to assign the [26.75%] of the working interests under the Exploration Licenses to the Assignee.

“Assignment” means the assignment of the [26.75%] of the working interests under the Exploration Licenses to the Assignee.

“Closing Adjustment” shall mean any adjustment to the price of the Assignment taking into consideration any and all payments made and all revenues received by Toreador after the Effective Date in relation to the Exploration Licenses and/or any other payments or revenues attributable to the assignment of Business Assets.

“Effective Date” shall mean July 1, 2008, when the terms and conditions of the Assignment of the [26.75%] of the working interests under the Exploration Licenses to the Assignee, shall be deemed in force pursuant to the Assignment Agreement.

EXHIBIT 2.1

“Exploration Licenses” shall mean the eight off-shore exploration licenses issued by the GDPA details of which are as follows:

License No	Date of Issue
AR/TPO-TOR-SET/3498	November 24, 1998
AR/TPO-TOR-SET/3499	November 24, 1998
AR/TPO-TOR-SET/3500	November 24, 1998
AR/TPO-TOR-SET/3501	November 24, 1998
AR/TPAO-TPAO-TOR-SET/3502	November 24, 1998
AR/TPO-TOR-SET/3503	November 24, 1998
AR/TPO-TOR-SET/3504	November 24, 1998
AR/TPO-TOR-SET/3505	November 24, 1998

“GDPA” shall mean the General Directorate of Petroleum Affairs of the Republic of Turkey.

“Operating Agreement” shall mean the Operating Agreement and its amendments dated February 12, 2002 and January 5, 2005 between TPAO and Stratic Energy Turkey Inc, Ankara Turkey Branch and Toreador Turkey Limited, Ankara Turkey Branch dated September 29, 1995 pertaining to working interests of the Exploration Licenses.

“Phase I” shall mean the wells drilled up to the Effective Date including but not limited to the Ayazli 2-A, Ayazli 3A, East Ayazli 1, East Ayazli 2, Akkaya 1A, Akkaya 2 and Akkaya 3 production wells (“Production Wells”), Akkaya-1, Ayazli 2 and Ayazli 3 lost wells; North Akkaya-1 and Cayagazi-1 dry wells; Ayazli-1, Bayhanli-1, Akcakoca-3, Akcakoca-4, Guluc-1, Alapli-1 and Eskikale-1 gaseous wells, tripods, decks and existing offshore pipeline of Production Wells at Exploration Licenses numbered AR/TPO-TOR-SET/3499 and 3500 in Petroleum District II Bolu, Çayagazi Gas Process Plant and onshore pipeline which is connected to the BOTAS main transmission pipeline.

“Phase II” shall mean the jacket, deck, Front End Engineering Design, fabrication and installation for Akcakoca 3 and Akcakoca 4 wells, offshore pipeline from Akcakoca platform to connection to existing offshore pipeline and re-completion of Akcakoca 3 and 4 wells, offshore pipeline route survey, soil analysis at Akcakoca platform location and additional wells to be agreed by the partners to the Operating Agreement.

“SASB Project” shall mean all exploration, development, production and exploitation activities that were and will be performed under the terms of the Operating Agreement and at Exploration Licenses numbered AR/TPO-TOR-SET/3498-3505 in Petroleum District II Bolu.

“TPAO” shall mean Turkiye Petrolleri Anonim Ortakligi.

“USD” shall mean United States Dollars.

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	Toreador wishes to assign and PO wishes to acquire or have a newly formed Turkish subsidiary acquire [26.75%] of the working interests under the Exploration Licenses.
2.

The Parties shall take all action necessary on a best efforts basis to execute the Assignment Agreement as soon as possible and hereby agree to negotiate the terms of the Assignment Agreement in good faith.

EXHIBIT 2.1

3.	PO shall establish a Turkish subsidiary, which will be registered as a Petroleum Right Holder to which the working interests will be assigned.
4.

The consideration for the Assignment pursuant to the Assignment Agreement shall be USD80,250,000 plus VAT in cash. The said price shall be payable to Toreador’s account on the day the GDPA approval of the working interest Assignment is published in the Official Gazette.

5.

Any and all costs and liabilities attributable to the Exploration Licenses up to the Effective Date shall be borne by Toreador. Other than the Micoperi litigation liabilities and benefits which shall be borne by and accrue to Toreador, the Parties shall participate in and be responsible for the costs and liabilities attributable to the Exploration Licenses after the Effective Date pro rata to their interests under the Exploration Licenses.

6.	Pro rata to its interest, gas sale revenues net of lease operating expense shall be paid to PO from and after the Effective Date as part of the Closing Adjustment.
7.	Each Party shall pay its own costs and expenses in connection with the preparation, negotiation, carrying into effect and consummation of this LOI and the Assignment Agreement.
8.

Notices and other communications required or permitted hereunder shall be delivered in person or sent by registered or certified mail (preceded by a voluntary facsimile copy if desired by the sender), postage prepaid, addressed to:

PO

Attn. Mr. Ramazan Güney

Fax: +:0312 426 4055

Email:ramazang@poas.com.tr

Toreador Turkey Limited

Attn. Mr. Roy Barker

Fax:+ 90 312 4685084

Email: rbarker@toreadorturkey.com

or to such other address or number as shall be furnished in writing by any such Party; provided however, that notices or communications consisting of notices of default, termination or rescission shall be sufficiently given only if delivered via a Turkish notary, by registered mail or by courier, and shall be deemed to have been received on the actual date of receipt.

9. The Parties accept, undertake and agree that this LOI reflects the definitive terms and conditions of the Assignment and shall be submitted to TPAO and Stratic Energy Turkey Inc, who are the Assignor’s partners in the Operating Agreement, as a notification for transfer of the above mentioned working interests under the Exploration Licenses in accordance with the Article 12.1.(G).1 of the Operating Agreement.

EXHIBIT 2.1

10.	Without prejudice to above Article 9 of this LOI, except as set forth herein, the Parties shall keep the existence and the contents of this LOI strictly confidential.

No announcement shall be made in respect of this LOI or the proposed transactions unless with the prior written agreement of the Parties; provided, however, each Party may make an announcement in order to comply with any law, rule or regulation to which such Party is subject. If a Party is required to make an announcement in order to comply with any law, rule or regulation to which such Party is subject, it shall provide advanced written notice to the other Party of such requirement.

11.

To the extent that PO may, in any suit, action or proceeding brought before a court of Turkey arising out of or in connection with this Agreement, be entitled to the benefit of any provisions of law requiring Toreador in such suit, action or proceeding to post security for the costs of PO (cautio judicatum solvi), or to post a bond or to take similar action, PO hereby irrevocably waives such benefit, in each case to the fullest extent now or hereafter permitted under the laws of Turkey.

12.

This LOI and all disputes and claims arising out of or in connection therewith, shall be governed by, and construed in accordance with Turkish Law. Ankara Courts and Execution Offices shall be authorized to settle all such disputes and claims.

Toreador Turkey Limited

Represented By	:	/s/ Roy A. Barker
Roy A. Barker

Toreador Turkey Limited, Ankara Branch

Represented By	:	/s/ Roy A. Barker
Roy A. Barker

Petrol Ofisi AS

Represented By	:	Melih Türker
/s/ Melih Türker

Attachment I	:	Roy Barker Power of Attorney from Toreador Turkey
Limited.
Attachment II	:	Publication of Exploration License Assignment to TPAO in

official gazette.

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